      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 2001
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               -------------------

                             PINNACLE HOLDINGS INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                                    65-0652634
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

1549 RINGLING BOULEVARD, THIRD FLOOR, SARASOTA, FLORIDA                  34236
        (Address of Principal Executive Office)                       (Zip Code)

                   PINNACLE HOLDINGS INC. STOCK INCENTIVE PLAN
                            (Full title of the plan)

                               -------------------

                                  STEVEN R. DAY
              VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY
                             PINNACLE HOLDINGS INC.
                      1549 RINGLING BOULEVARD, THIRD FLOOR
                             SARASOTA, FLORIDA 34236
                     (Name and address of agent for service)
                                 (941) 364-8886
          (Telephone number, including area code, of agent for service)

                        Copies of all communications to:

                           CHESTER E. BACHELLER, ESQ.
                              HOLLAND & KNIGHT LLP
                             400 NORTH ASHLEY DRIVE
                                   SUITE 2300
                              TAMPA, FLORIDA 33602

         If any of the securities being registered on this Form are to be offered on delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                                 CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------

                                                   PROPOSED           PROPOSED
            TITLE OF               AMOUNT          MAXIMUM             MAXIMUM          AMOUNT OF
           SECURITIES              TO BE        OFFERING PRICE        AGGREGATE       REGISTRATION
        TO BE REGISTERED        REGISTERED(1)     PER UNIT(2)     OFFERING PRICE(2)        FEE
---------------------------------------------------------------------------------------------------
Additional Common Stock, par       2,000,000         $7.55          $15,100,000.00      $3,775.00
value $0.001 per share under
Pinnacle Holdings Inc. Stock
Incentive Plan
---------------------------------------------------------------------------------------------------

(1)The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and this Registration Statement shall also cover any additional shares that may hereafter become purchasable as a result of the adjustment provisions in the Plan or the agreement provisions to which such shares are issued.

(2)Estimated solely for the purpose of calculating the registration fee. The fee for the additional 2,000,000 shares is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the registrant as reported on The Nasdaq Stock Market's National Market on May 18, 2001.

================================================================================


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                                EXPLANATORY NOTE

         This Registration Statement has been filed to increase the number of shares of common stock, par value $0.001 per share (the "Common Stock") of Pinnacle Holdings Inc., a Delaware corporation (the "Registrant"), registered for issuance under the Pinnacle Holdings Inc. Stock Incentive Plan (the "Plan") from 3,000,000 to 5,000,000 shares and to file the Plan as an exhibit to evidence the increase in the authorized number of shares. A Registration Statement Form S-8 (the "Prior Registration Statement") was filed on February 29, 2000 (Registration No. 333-31348) to register 3,000,000 shares of Common Stock for issuance under the Plan. The contents of the Prior Registration Statement are incorporated herein by reference.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Registrant, Pinnacle Holdings Inc., a Delaware corporation, are incorporated by reference in this Registration Statement.

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

         (b)      The Registrant's Proxy Statement on Form DEFR 14A dated May 4,
2001.

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

         (d) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A, dated August 11, 1998, filed pursuant to Section 12(g) of the Securities and Exchange Act of 1934.

         (e) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's Certificate of Incorporation and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Section 102 (b) (7) of the Delaware General Corporation Law. The Registrant's Certificate of Incorporation and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

         The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they


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acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Registrant has obtained directors' and officers' liability insurance, consistent with the provisions of the Delaware General Corporation Law, to protect directors and officers from liabilities under various laws, including the Securities Act of 1933, as amended.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

         4.1      Pinnacle Holdings Inc. Stock Incentive Plan.

         5.1      Opinion of Holland & Knight LLP re legality of the Common
                  Stock.

         23.1     Consent of Holland & Knight LLP (included in Exhibit 5.1).

         23.2     Consent of Independent Certified Public Accountants.

         23.3     Consent of Independent Certified Public Accountants.

         24.1     Powers of Attorney (included on signature page).


ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
         section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


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

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Pinnacle Holdings Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on May 21, 2001.
                           PINNACLE HOLDINGS INC.


                           By: /s/ Steven Day
                               -------------------------------------------------
                               Steven Day
                               Chief Financial Officer, Chief Operating Officer, Vice President, Secretary and Director


                                POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of Pinnacle Holdings Inc., hereby severally constitute and appoint Robert Wolsey and Steven Day, each acting alone as an attorney-in-fact with the full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

    Signatures                               Title                         Date
    ----------                               -----                         ----

/s/ Robert Wolsey          Chief Executive Officer, President, and     May 21, 2001
----------------------     Director
Robert Wolsey


/s/ Steven Day             Chief Financial Officer, Chief Operating    May 21, 2001
----------------------     Officer, Vice President, Secretary, and
Steven Day                 Director

/s/Paula Boggs             Director                                    May 21, 2001
----------------------
Paula Boggs

/s/ G. Peter O'Brien       Director                                    May 21, 2001
----------------------
G. Peter O'Brien

/s/ J. Clarke Smith        Director                                    May 21, 2001
----------------------
J. Clarke Smith


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                                INDEX OF EXHIBITS

   4.1      Pinnacle Holdings Inc. Stock Incentive Plan.

   5.1      Opinion of Holland & Knight LLP re legality of the Common Stock.

   23.1     Consent of Holland & Knight LLP (included in Exhibit 5.1).

   23.2     Consent of Independent Certified Public Accountants.

   23.3     Consent of Independent Certified Public Accountants.

   24.1     Powers of Attorney (included on signature page).

----------------


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